EXHIBIT 99.1

Contact:
Megan Burling
Director, Corporate Communications
617-928-0820
mburling@matritech.com

Matritech Reports Fourth Quarter and 2003 Year End Financial Results

Newton, Mass. (February 3, 2004) – Matritech (AMEX: MZT) a leading developer of proteomics-based diagnostic products for the early detection of cancer, today reported financial results for the fourth quarter and the year ended December 31, 2003.

“This past year brought exciting advances to Matritech. Most importantly, we received FDA approval for NMP22® BladderChek™ test, our point-of-care diagnostic for bladder cancer. This approval represents the fourth time that the NMP22 bladder cancer products, in various formats, have been approved by the FDA,” stated Stephen D. Chubb, Chairman and Chief Executive Officer of Matritech. “Building on our success in 2003, we expect that 2004 will see continued progress in our relationship with Sysmex for cervical cancer detection and the advancement of our breast cancer program.”

“Our greatest success to date with BladderChek has come in those territories where we have had our own people in the field. Therefore, to capture the full economic potential of the BladderChek product, Matritech has increased the size of its sales force, directly targeting urologists,” commented David Corbet, President and Chief Operating Officer. “By selling the BladderChek test directly to urologists in 2004, we expect to significantly increase margin and average revenue per BladderChek test compared to sales through distributors.”

Revenues for the fourth quarter of 2003 were $1,150,409, compared with $830,916 for the fourth quarter of 2002, an increase of 38 percent. Revenue recognized from Matritech’s NMP22 tests for bladder cancer increased 129 percent during the quarter to $640,821, as compared with $280,260 in the fourth quarter of 2002. Overall product sales for the fourth quarter of 2003 were $1,062,623 compared with $809,942 for the fourth quarter of 2002. This increase was due primarily to sales of our NMP22 BladderChek point-of-care test as well as favorable foreign currency translations. During 2003, Matritech’s sales of BladderChek in the U.S. have grown at an average rate of 29% per month. In addition, year-over-year U.S. sales of NMP22 Test Kits have increased by 40%. The Company reported a net loss of $2,274,684, or $0.06 per share, for the quarter ended December 31, 2003, compared with a net loss of $2,098,595, or $0.07 per share, for the same period in 2002.

Revenues for the year ended December 31, 2003 were $4,375,211, an increase of 33 percent over revenue of $3,280,131 in 2002. Sales of Matritech’s NMP22 tests for bladder cancer increased 84 percent during 2003 to $2,175,700, as compared with sales of $1,179,544 in 2002. Overall product sales for 2003 were $4,017,896, compared with $3,093,730 for 2002. This increase was due primarily to sales of our NMP22 BladderChek point-of-care test as well as favorable foreign currency translations. The Company reported a net loss of $7,878,290, or $0.24 per share, for year ended December 31, 2003, compared with a net loss of $8,278,274, or $0.27 per share, in 2002.

About Matritech:
Matritech is using its patented proteomics technology to develop highly specific diagnostics for the detection of a variety of cancers. The Company’s first two products, the NMP22® Test Kit and NMP22® BladderChek™ test, have been approved for the monitoring and diagnosis of bladder cancer. NMP22 BladderChek test is based on Matritech’s proprietary nuclear matrix protein (NMP) technology, exclusively licensed from the Massachusetts Institute of Technology, which correlates levels of NMPs in body fluids to the presence of cancer. The Company has discovered other proteins associated with cervical, prostate, breast and colon cancer and has plans to develop additional diagnostics for each of those cancers. More information about Matritech is available at www.matritech.com.

Statement Under the Private Securities Litigation Reform Act
Any forward-looking statements related to the Company’s expectations regarding its current and future products, business prospects, and the results of operations or financial position, expected financial performance and expected customer sales are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. These include but are not limited to, risks related to unforeseen technical obstacles in completing development of new products, unforeseen delays in, or denials of, FDA and other regulatory approvals, future product demand and pricing, performance of distributors and partners, the timing of orders from distributors, competitive products and technical developments, general business and economic conditions and those other risk factors described in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company’s expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to update any such forward-looking information.

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Matritech, Inc. Financial Highlights

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Revenues	$1,150,409	$830,916	$4,375,211	$3,280,131
Cost of sales	460,377	609,297	2,008,954	2,149,115
Research, development and
clinical expense	613,586	874,728	2,647,716	3,805,435
Selling, general and
administrative expense	1,665,602	1,449,701	6,574,088	5,657,908

Loss from operations	(1,589,156)	(2,102,810)	(6,855,547)	(8,332,327)

Interest income	20,056	12,261	76,629	75,164
Interest expense	705,584	8,046	1,099,372	21,111

Net Loss	$(2,274,684)	$(2,098,595)	$(7,878,290)	$(8,278,274)

Basic/diluted
net loss per share	$(0.06)	$(0.07)	$(0.24)	$(0.27)

Basic/diluted
weighted average
number of common
shares outstanding	35,409,721	31,190,651	32,956,888	30,490,071

	December 31,	December 31,
	2003	2002

Cash & cash equivalents	$7,518,124	$4,172,013
Working capital	5,434,456	3,663,781
Total assets	10,418,320	6,818,173
Long-term debt	1,855,714	159,741
Stockholders’ equity	4,798,230	3,838,985